 EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
08/08/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD'S SALES STRENGTH CONTINUES;
GLOBAL COMPARABLE SALES UP 6.5% IN JULY

•	U.S. comparable sales increased 4.3%

•	Europe comparable sales increased 7.7%

•	Asia/Pacific, Middle East & Africa comparable sales increased 9.9%

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 6.5% in July. Systemwide sales for McDonald's restaurants worldwide increased 11.7% for the month (7.8% in constant currencies).
McDonald's Chief Executive Officer Jim Skinner said, "We continue to connect with customers through our menu variety and value, innovative marketing and contemporary restaurants. These combined initiatives have powered our ongoing momentum and delivered our best sustained sales performance in more than 25 years."
U.S. comparable sales rose 4.3% in July due to the enduring appeal of McDonald’s popular breakfast menu, new food offerings, value and convenient late night hours.
In Europe, the Company’s strong performance continued in July with comparable sales increasing 7.7%, led by France, Germany and the U.K. McDonald’s European business continues to benefit from customer-focused strategies surrounding menu choice, everyday affordability and creative marketing.
Comparable sales were up 9.9% in Asia/Pacific, Middle East and Africa, driven by ongoing sales strength in Japan, Australia and China. Breakfast and extended hours contributed to the segment’s July performance.

Percent Increase	Comparable Sales		Systemwide Sales
Month ended July 31,	2007	2006	As Reported	Constant Currency
McDonald’s Restaurants*	6.5	3.8	11.7	7.8
Major Segments:
U.S.	4.3	1.9	5.1	5.1
Europe	7.7	5.0	17.6	8.6
APMEA**	9.9	5.4	16.9	13.4

Year-To-Date July 31,
McDonald’s Restaurants*	6.8	5.1	11.0	8.0
Major Segments:
U.S.	4.7	4.8	5.5	5.5
Europe	7.9	4.3	17.8	8.8
APMEA**	9.8	5.6	14.2	12.6

* Excludes non-McDonald's brands ** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of July 2007, this calendar shift/trading day adjustment consisted of one more Tuesday and one less Saturday compared with July 2006. The resulting adjustment varied around the world, ranging from approximately negative 0.6% to negative 1.6%.

Upcoming Communications
McDonald’s tentatively plans to release August sales on September 11, 2007.
McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.
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